Exhibit 10.10
FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This First Amendment to the Second Amended and Restated Employment Agreement (“Amendment”) is made effective August 2, 2006, by and between Cardinal Health, Inc., an Ohio corporation (the “Company”), and Robert D. Walter (the “Executive”),
     WHEREAS, the Company and the Executive are parties to that certain Employment Agreement originally dated November 20, 2001, and amended and restated on February 1, 2004 and on April 17, 2006, (the “Employment Agreement”);
     WHEREAS, the Company and the Executive have agreed to amend certain provisions of the Employment Agreement;
     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained, and intending to be legally bound hereby, agree as follows:
     1. Section 3(b)(vi) of the Employment Agreement is hereby amended by replacing subsections (B) and (C) with the following: “(B) any stock incentive awards granted prior to April 17, 2006 shall vest and become exercisable consistent with the terms of such grant and the Company’s customary practices for senior executives; provided, however, that upon termination of the Employment Period for any reason other than due to the termination of the Executive’s employment for Cause or by the Executive without Good Reason, the Company shall cause any unvested stock options, restricted stock and restricted share units held by the Executive or a permitted transferee (whether granted under this Agreement or otherwise) to either (x) continue to vest in accordance with their original terms during the Consulting Period (referred to in Section 5(e) below); or (y) vest immediately as of the termination of the Employment Period, and in any event, with all such stock options, once vested, remaining exercisable by the Executive or his heirs, successors or assigns until the end of the option term, regardless of whether the Executive remains employed; and (C) any stock incentive awards granted after April 17, 2006 shall vest and become exercisable consistent with the terms of such grant and the Company’s customary practices for senior executives during both the Employment Period and the Consulting Period; provided, however, that upon termination of both the Employment Period and the Consulting Period for any reason other than due to the termination of the Executive’s employment and/or consulting arrangement for Cause or by the Executive without Good Reason (with such definitions to be adjusted to reflect the facts of his consulting arrangements, if applicable), the Company shall cause all such awards to fully vest immediately as of the termination of both the Employment Period and the Consulting Period, and in any event, with all such stock options, once vested, remaining exercisable by the Executive or his heirs, successors or assigns until the end of the option term, regardless of whether the Executive remains employed or continues to serve as a consultant.”
     2. Section 5(d) of the Employment Agreement is hereby amended by replacing the second sentence with the following: “Additionally, unless the award agreement with respect to an individual stock option, restricted stock or restricted share unit award otherwise provides for immediate and full vesting, for purposes of the vesting of any stock options, restricted stock or restricted share units held by the Executive or a permitted transferee (whether granted under this Agreement or otherwise), if the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period or the Executive’s retirement at any time after June 30, 2004, and if (in the case of retirement) following such termination of employment the Executive complies with his obligation to perform consulting services as described in Section 5(e), then (unless the Company elects to immediately vest such awards pursuant to Section 3(b)(vi)(B)(y)) the Executive shall be treated as a consulting employee and any such options, restricted stock or restricted share units shall continue to vest in accordance with their original vesting schedule (with all such stock options, once vested, remaining exercisable by the Executive or his heirs, successors or assigns until the end of the option term).”
     3. Except as specifically amended by the provisions of this Amendment, all terms of the Employment Agreement are unmodified and remain in full force and effect
IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ Robert D. Walter	/s/ John B. McCoy

ROBERT D. WALTER	CARDINAL HEALTH, INC.
Execution Date: August 2, 2006	Execution Date: August 2, 2006
By: John B. McCoy